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                                                                    Exhibit 10.1

                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
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     This Amendment made as of this 10th day of September, 1998 is by and between the Bon-Ton Stores, Inc., a Pennsylvania corporation ("the Company") and Michael L. Gleim ("Employee").

                                  WITNESSETH
                                  ----------

     WHEREAS, Employee is currently employed by the Company pursuant to an Employment Agreement dated December 15, 1995 ("Employment Agreement"); and

     WHEREAS, the Company and Employee mutually desire to amend the Employment Agreement and to extend its term;

     NOW THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

     1. Effective August 1, 1998, paragraph 4(a) of the Employment Agreement shall be amended to provide for an increase in Employee's base salary to an annual rate of $425,000.

     2. Paragraph 2 of the Agreement is amended, to provide that the Employment Agreement shall continue through and terminate on July 31, 2000, unless sooner terminated in accordance with paragraph 10 of the Employment Agreement.

     3. On the date of approval of this Amendment by the Compensation Committee of the Board of Directors of the Company, Employee shall receive pursuant to the terms of the Plan (i) a one-time grant of options to purchase 15,000 shares of the Company's common stock at a purchase price equal to the fair market value of the stock on the date of grant, and (ii) 5,000 restricted shares of stock in the Company. The options shall vest in three (3) equal installments of 5,000 each on August 1, 1999, August 1, 2000 and August 1, 2001. If Employee is discharged
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without cause or resign for Good Reason prior to the expiration of the term or if the Employment Agreement is not extended beyond July 31, 2000, Employee's ownership in all shares shall immediately vest. If Employee is discharged for cause or resigns other than for Good Reason prior to the expiration of the term, he shall forfeit his interest in all non-vested options. The grant of the options shall be substantially in the form set forth as Exhibit A to the Employment Agreement, the terms of which shall control the options. Employee's ownership of the restricted shares shall vest on August 31, 2001, provided that if the Employee is discharged without cause or resigns for Good Reason prior to the expiration of the term, or if the Employment Agreement is not extended beyond July 31, 2000, Employee's ownership in the restricted shares shall immediately vest. If Employee is discharged for cause or resigns other than for good reason prior to the expiration of the term, he shall forfeit his interest in the restricted shares.

     4. Except as provided in this Agreement, the terms of the Employment Agreement shall remain in effect and Employee shall retain all compensation, benefits, stock options and restricted shares previously granted to him, subject to the vesting schedule set forth in the Employment Agreement.

                                        THE BON-TON STORES, INC.


September 10, 1998                      By:    /s/  Heywood Wilansky
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Date


September 10, 1998                             /s/  Michael L. Gleim
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